Exhibit 99.(n)(3)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned, constitutes and appoints Stephen L. Due and Sean P. McGoff, each of them his/her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him/her in his/her name, place and stead to sign any and all Registration Statements or other filings made with the Securities and Exchange Commission or any state regulatory agency or authority applicable to the AUL American Individual Variable Life Unit Trust Separate Account of American United Life Insurance Company (811-08311): 333-263757 and any amendments or supplements thereto, and withdrawals thereof, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission or any state regulatory agency or authority, granting unto said attorneys-in-fact and agents full power and authority to do, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that said attorneys-in-fact and agents may lawfully or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed.

Date:	July 21, 2022
Signed:	/s/ Carolyn L. Estrada
Printed:	Carolyn L. Estrada

STATE OF INDIANA	)
) SS:
COUNTY OF MARION	)

Before me, Kelly E. McCain Smith, a Notary Public in and for said County and State, this 21st day of July, 2022, personally appeared Carolyn L. Estrada, who signed his/her mark on the foregoing Power of Attorney, and who declared his/her execution of the foregoing Power of Attorney to be his/her free and voluntary act and deed for the purposes expressed therein.

/s/ Kelly E. McCain Smith
Notary Public

My Commission Expires:   October 20, 2027

County of Residence:      Hamilton